     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 2000


                                                      REGISTRATION NO. 333-38692

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                            ARROW ELECTRONICS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

                                    NEW YORK
                        (STATE OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)

                                      5065
                          (PRIMARY STANDARD INDUSTRIAL
                          CLASSIFICATION CODE NUMBER)

                                   11-1806155
                                (I.R.S. EMPLOYER
                             IDENTIFICATION NUMBER)

                            ------------------------

                                  25 HUB DRIVE
                            MELVILLE, NEW YORK 11747
                                 (516) 391-1300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               ROBERT E. KLATELL
                            EXECUTIVE VICE PRESIDENT
                            ARROW ELECTRONICS, INC.
                                  25 HUB DRIVE
                            MELVILLE, NEW YORK 11747
                                 (516) 391-1300
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------
                                With a copy to:

                               HOWARD S. KELBERG
                      MILBANK, TWEED, HADLEY & MCCLOY LLP
                           ONE CHASE MANHATTAN PLAZA
                            NEW YORK, NEW YORK 10005
                                 (212) 530-5000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement until all the shares hereunder have been sold.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

PROSPECTUS


                         PROSPECTUS DATED JUNE 13, 2000


                            ARROW ELECTRONICS, INC.

           775,000 SHARES OF COMMON STOCK, $1.00 PAR VALUE PER SHARE

     The selling shareholder identified on page 1 of this prospectus is offering these shares of common stock. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on page 2. Arrow Electronics, Inc. will not receive any portion of the proceeds from the sale of these shares.

     Arrow Electronics, Inc.'s common stock is quoted on the New York Stock Exchange under the symbol "ARW."


     On June 9, 2000, the last reported closing price of the common stock on the New York Stock Exchange was $39.16 per share.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
The Company.................................................   1
Use of Proceeds.............................................   1
Selling Shareholder.........................................   1
Plan of Distribution........................................   2
Legal Matters...............................................   3
Experts.....................................................   3
Where You Can Find More Information.........................   3

                            ------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING SHAREHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

     NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN THAT JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.

                                  THE COMPANY

     Arrow is the world's largest distributor of electronic components and computer products to industrial and commercial customers. As the global electronics distribution industry's leader in operating systems, employee productivity, value-added programs, and total quality assurance, we are the distributor of choice for more than 600 leading manufacturers.

     Our global distribution network spans the world's three dominant electronics markets - the Americas, Europe, and the Asia/Pacific region. We serve as a strategic partner to a diversified base of original equipment manufacturers (OEMs) and commercial customers worldwide. OEMs include manufacturers of computer and office products, industrial equipment (including machine tools, factory automation, and robotic equipment), telecommunications products, aircraft and aerospace equipment, and scientific and medical devices. Commercial customers are mainly value-added resellers (VARs) of computer systems. Through a network of more than 225 sales facilities and 19 distribution centers in 37 countries we deliver the most powerful line card in the industry, inventory solutions, materials' management services, design, and technical support thereby improving customer productivity, competitiveness, and profitability.

     Our principal executive offices are located at 25 Hub Drive, Melville, New York 11747 and our telephone number is (516) 391-1300. Our common stock is traded on the NYSE under the symbol "ARW".

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock offered by the selling shareholder pursuant to this prospectus.

                              SELLING SHAREHOLDER


     Jakob Hatteland Holding AS, the selling shareholder, acquired the 775,000 shares of common stock offered pursuant to this prospectus from us, as part of the purchase price we paid to the selling shareholder for the acquisition, on June 13, 2000, of Jakob Hatteland Electronic AS. As part of that transaction, we agreed to register for resale the 775,000 shares of common stock.



     The following table sets forth the beneficial ownership of the shares of our common stock owned as of June 13, 2000 by the selling shareholder. The following table assumes that the selling shareholder actually sells all of the shares of common stock being offered.


     We do not presently know the exact number of shares that will actually be sold.

                                       SHARES BENEFICIALLY                         SHARES BENEFICIALLY
                                      OWNED BEFORE OFFERING                       OWNED AFTER OFFERING
                                      ----------------------   NUMBER OF SHARES   ---------------------
                NAME                   NUMBER    PERCENT(1)     BEING OFFERED     NUMBER    PERCENT(1)
                ----                  --------   -----------   ----------------   -------   -----------
Jakob Hatteland Holding AS..........  775,000         *            775,000           0           *

---------------
 *  Represents less than 1%.

(1) The percentages are calculated on the basis of the number of outstanding shares of common stock as of May 26, 2000.

                              PLAN OF DISTRIBUTION

     Shares of common stock covered hereby may be offered and sold from time to time by the selling shareholder. The selling shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholder may sell the shares being offered hereby: (i) on the New York Stock Exchange, or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or (ii) in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal, or by a combination of those methods of sale. The selling shareholder and any underwriter, dealer or agent who participate in the distribution of the shares covered hereby may be deemed to be underwriters under the Securities Act of 1933, and any discount, commission or concession received by any of those persons might be deemed to be an underwriting discount or commission under the Securities Act of 1933.

     Any broker-dealer participating in a transaction like that described above as agent may receive commissions from the selling shareholder (and, if acting as agent for the purchaser of the shares, from the purchaser). Usual and customary brokerage fees will be paid by the selling shareholder. Broker-dealers may agree with the selling shareholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling shareholder. Broker-dealers who acquire shares as principal may thereafter resell those shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of those methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with any of those resales may pay to or receive from the purchasers of those shares commissions computed as described above.

     In effecting sales, brokers or dealers engaged by the selling shareholder may arrange for other brokers or dealers to participate in the resales. The selling shareholder may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling shareholder also may sell shares short and deliver the shares to close out such short positions. The selling shareholder also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling shareholder also may pledge the shares to a broker or dealer, and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

     The selling shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any of those broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933 if any of those broker-dealers purchase shares as principal.

     In order to comply with the securities laws of certain states, if applicable, our common stock will be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the common stock may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have agreed to pay all expenses, including legal and accounting fees and expenses, in connection with the registration of the shares of the selling shareholder pursuant to this prospectus.

                                 LEGAL MATTERS

     The validity of the common stock offered by this prospectus will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.

                                    EXPERTS

     Our consolidated balance sheet at December 31, 1999 and 1998 and our consolidated statements of income, cash flows, shareholders' equity and related financial statement schedule for the years ended December 31, 1999, 1998 and 1997, incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent auditors, and are incorporated by reference herein in reliance on their report given upon the authority of that firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy any of those reports, proxy statements or other documents at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at 7 World Trade Center, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on its public reference facilities. These filings are also available to the public from commercial document retrieval services and at the Securities and Exchange Commission's Web site at www.sec.gov.

     Our common stock is quoted on the New York Stock Exchange. Reports, proxy statements and other information concerning Arrow Electronics, Inc. can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     You may also request a copy of any of our filings with the Securities and Exchange Commission, or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

              Arrow Electronics, Inc.
              25 Hub Drive
              Melville, New York 11747
              Attention: Robert E. Klatell
              (516) 391-1300

     The Securities and Exchange Commission allows us to "incorporate by reference" in this prospectus reports that we file with them, which means that we can disclose important information to you by referring you to those reports. Accordingly, we are incorporating by reference in this prospectus the documents listed below and any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     (1) Our Annual Report on Form 10-K for the year ended December 31, 1999;

     (2) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000; and

     (3) The description of our common stock set forth on our registration statement filed with the Securities and Exchange Commission pursuant to
         Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

     The information incorporated by reference is deemed to be part of this prospectus, except for any information superceded by information contained directly in this prospectus. Any information that we file later with the Securities and Exchange Commission will automatically update and supercede this information.

     This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus does not contain all the information that is contained in the registration statement, some of which we are allowed to omit in accordance with the rules and regulations of the Securities and Exchange Commission. We refer you to the registration statement and to the exhibits filed with the registration statement for further information with respect to Arrow. Copies of the registration statement and the exhibits to the registration statement are on file at the offices of the Securities and Exchange Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Securities and Exchange Commission described above. Statements contained in this prospectus concerning the provisions of documents are summaries of the material provisions of those documents, and each of those statements is qualified in its entirety by reference to the copy of the applicable document filed with the Securities and Exchange Commission. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by Arrow Electronics, Inc. (the "Registrant") in connection with the sale of the common stock being offered by the selling shareholder.

                                                              AMOUNT TO
                                                               BE PAID
                                                              ---------
SEC registration fee........................................   $ 7,790
Legal fees and expenses.....................................    15,000
Accounting fees and expenses................................    10,000
Printing expenses...........................................    10,000
Miscellaneous expenses......................................    10,000
                                                               -------
     Total..................................................   $52,790
                                                               =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 9 of the Registrant's Certificate of Incorporation permits the indemnification of officers and directors under certain circumstances to the full extent that such indemnification may be permitted by law.

     Such rights of indemnification are in addition to, and not in limitation of, any rights to indemnification to which any officer or director of the Registrant is entitled under the Business Corporation Law of the State of New York (Sections 721 through 726), which provides for indemnification by a corporation of its officers and directors under certain circumstances as stated in the Business Corporation Law and subject to specified limitations set forth in the Business Corporation Law.

     The Registrant also maintains directors' and officers' liability insurance coverage which insures directors and officers of the Registrant against certain losses arising from claims made, and for which the Registrant has not provided reimbursement, by reason of their being directors and officers of the Registrant or its subsidiaries.

ITEM 16.  EXHIBITS


EXHIBIT
NUMBER                        EXHIBIT DESCRIPTION
-------                       -------------------
   5.1    Opinion of Milbank, Tweed, Hadley & McCloy LLP with respect to the validity of securities being offered.*
  23.1    Consent of Milbank, Tweed, Hadley & McCloy LLP (included in
          Exhibit 5.1).*
  23.2    Consent of Ernst & Young LLP, independent auditors.*
  24      Power of Attorney.*


---------------


* Previously filed.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefits plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, New York, on June 12, 2000.


                                          ARROW ELECTRONICS, INC.

                                          By:    /s/ ROBERT E. KLATELL
                                            ------------------------------------
                                              Robert E. Klatell
                                              Executive Vice President

                               POWER OF ATTORNEY


Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                   TITLE                  DATE
                     ---------                                   -----                  ----

*  STEPHEN P. KAUFMAN                                Chairman, Principal Executive  June 12, 2000
---------------------------------------------------  Officer, and Director
Stephen P. Kaufman

/s/ ROBERT E. KLATELL                                Executive Vice President,      June 12, 2000
---------------------------------------------------  Secretary, and Director
Robert E. Klatell

*  SAM R. LENO                                       Senior Vice President and      June 12, 2000
---------------------------------------------------  Principal Financial Officer
Sam R. Leno

*  PAUL J. REILLY                                    Vice President - Finance and   June 12, 2000
---------------------------------------------------  Principal Accounting Officer
Paul J. Reilly

*  DANIEL W. DUVAL                                   Director                       June 12, 2000
---------------------------------------------------
Daniel W. Duval

                                                     Director                              , 2000
---------------------------------------------------
Carlo Giersch

*  JOHN N. HANSON                                    Director                       June 12, 2000
---------------------------------------------------
John N. Hanson

*  ROGER KING                                        Director                       June 12, 2000
---------------------------------------------------
Roger King

                     SIGNATURE                                   TITLE                  DATE
                     ---------                                   -----                  ----
*  KAREN GORDON MILLS                                Director                       June 13, 2000
---------------------------------------------------
Karen Gordon Mills

*  BARRY W. PERRY                                    Director                       June 13, 2000
---------------------------------------------------
Barry W. Perry

*  RICHARD S. ROSENBLOOM                             Director                       June 13, 2000
---------------------------------------------------
Richard S. Rosenbloom

*  FRANCIS M. SCRICCO                                Director                       June 13, 2000
---------------------------------------------------
Francis M. Scricco

                                                     Director                              , 2000
---------------------------------------------------
John C. Waddell



*By: /s/ ROBERT E. KLATELL
--------------------------------------------------
      Robert E. Klatell
      Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                        EXHIBIT DESCRIPTION
-------                       -------------------
   5.1    Opinion of Milbank, Tweed, Hadley & McCloy LLP with respect to the validity of securities being offered.*
  23.1    Consent of Milbank, Tweed, Hadley & McCloy LLP (included in
          Exhibit 5.1).*
  23.2    Consent of Ernst & Young LLP, independent auditors.*
  24      Power of Attorney.*


---------------


* Previously filed.